Exhibit 10.18
THE McGRAW-HILL COMPANIES, INC.
EMPLOYEE RETIREMENT PLAN SUPPLEMENT
(As Amended December 20, 2005)
ARTICLE I
PURPOSE
          The principal purpose of The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (the “Plan”) is to provide selected employees of The McGraw-Hill Companies, Inc. (the “Company”) and its subsidiaries (hereinafter referred to collectively as the “Employers”), with retirement benefits which would have been provided under the Employee Retirement Plan of The McGraw-Hill Companies, Inc. (“ERP”) (a) were it not for the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) had the Participant’s Earnings on which Benefits are based included amounts deferred under deferred compensation plans of an Employer and amounts paid under certain severance plans of the Company.
          Effective January 1, 2004, the McGraw-Hill Broadcasting Company, Inc. Employee Retirement Income Plan Supplement (“Broadcasting ERIP Supplement”) was merged into this Plan and any benefits due to participants in the Broadcasting ERIP Supplement shall be paid from this Plan.

ARTICLE II
DEFINITIONS
          Except for the words defined in Article I or this Article II, capitalized words shall have the meanings ascribed thereto in the ERP. The following words and phrases as used herein shall have the following meanings:
     (a) “Actuarial Equivalent” shall have the meaning given such term in Section II of the ERP.
     (b) “Benefit” means the benefit payable to a Participant or his beneficiary under Article IV of this Plan.
     (c) “Change of Control” means any of the following:
     (i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or
     (ii) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the

Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or
     (iii) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.
(d) “Committee” means the CEO Council of the Company.
     (e) “Earnings” means all compensation paid by the Employer to an employee for services rendered, including short-term incentive compensation. Earnings shall also include any reductions in compensation made pursuant to The McGraw-Hill Companies, Inc. Flexible Spending Account Plan, The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Transportation Benefit Program. For purposes of this Plan, “Earnings” excludes all other executive contingent compensation.

     (f) “ERIP” means the Employee Retirement Income Plan of McGraw-Hill Broadcasting Company, Inc. and Its Subsidiaries as in effect on December 31, 2003.
     (g) “Participant” means an employee of an Employer who has been selected to participate in the Plan and includes a Severance Plan Participant.
     (h) “Severance Plan” means the Company’s Management Severance Plan, Executive Severance Plan or Senior Executive Severance Plan.
     (i) “Severance Plan Earnings” means the total amount of salary continuation payments paid to a Severance Plan Participant under Section 5(a) of a Severance Plan (excluding any amount paid in a lump sum in lieu of salary continuation).
     (j) “Severance Plan Participant” means a former employee of an Employer who is entitled to remain an active participant in certain Company-sponsored plans and programs under Section 5(a) of a Severance Plan (and who is not paid a single lump sum payment in lieu thereof).
ARTICLE III
PARTICIPATION
          Section 3.01. Eligibility to Participate. The Committee shall select those employees of the Employers who shall be eligible to participate in the Plan. Any employee who is so selected by the Committee shall become a Participant as of the first day of the month coinciding with or next following his selection.
ARTICLE IV
BENEFITS
          Section 4.01. Basic Benefit. (a) Except as provided in Section 4.01(c), for each year that a Participant is employed by an Employer beginning on or after the later of

(i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 1989, the Participant shall be entitled to receive a Benefit, expressed as a life annuity, in an amount equal to the applicable percentage of the sum of (A) the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under the ERP as a result of the limitation of Section 401(a)(17) of the Code in effect for such year, (B) any short-term incentive compensation for such year deferred by the Participant under the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and (C) for each year after December 31, 1996, any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation which is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant.
          (b) For purposes of clause (a) above, the applicable percentage is 1%, except that in the case of a Participant who was a participant in the ERP on June 30, 1986, and who had (A) as of that date attained age 45 and completed five (5) years of Continuous Service (as defined in ERP), and (B) whose attained age in whole years and whole months, plus years of Continuous Service, equals sixty (60) or more, the applicable percentage is 1.4%.
          (c) Effective January 1, 2004, each individual who had been a participant in the Broadcasting ERIP Supplement on December 31, 2003, shall become a Participant in the Plan. Such a Participant’s Benefit for years prior to 2004 shall be determined in accordance with the following:
          (i) For each year that such a Participant was employed by an employer under the Broadcasting ERIP Supplement beginning on or after the later of (A) January 1 of the year in which the Participant’s participation in the Broadcasting ERIP Supplement commenced or

(B) January 1, 1990, the Participant shall be credited with (x) Dollar Income equal to one percent (1%) of the sum (1) of the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under the ERIP as a result of the limitation of Section 401(a)(17) of the Code in effect for such year and (2) any short-term incentive compensation deferred by the Participant under the Key Executive Short-Term Incentive Deferred Compensation Plan of The McGraw-Hill Companies, Inc., and (y) Units of Variable Income equal to the result of dividing the amount in (x) by the dollar value of a Unit as of the Accounting Date for such year. The Participant’s Benefit, expressed as a life annuity, shall be equal to the sum of (1) his Dollar Income and (2) the result of multiplying the total of the Units of Variable Income credited to the Participant by the dollar value of a Unit as of the Accounting Date for the year preceding the commencement of payments under the Plan.
          (ii) For purposes of this Section 4.02(c), “Dollar Income,” “Earnings,” “Units of Variable Income,” “Unit” and “Accounting Date” shall have the same meanings as such terms had under the ERIP.
          (iii) Notwithstanding the foregoing, such a Participant shall only be entitled to earn benefits under the Plan with respect to years after 2003 if he is designated to receive future benefits by the Committee.
          (iv) In the event that a participant in the Broadcasting ERIP Supplement terminated employment with all employers under the Broadcasting ERIP Supplement prior to 2004 but is entitled to future or current benefits under the Broadcasting ERIP Supplement, such benefits shall be paid under the Plan in an amount determined under the Broadcasting ERIP Supplement.
          Section 4.02. Additional Benefits. In addition to the Benefit under Section 4.01, a Participant will be eligible to receive the following benefits:
     (a) In the event that any retirement benefit payable to a Participant under ERP is limited by Section 415 of the Code (or any successor provision thereto) or any provision of ERP implementing such limitation, the Participant shall be entitled to receive a Benefit in an amount equal to the difference, expressed as a life annuity, between (i) the benefit the Participant would have received under ERP if Section 415 of the Code or any such implementing retirement plan provision were disregarded, and (ii) the benefit which the Participant is entitled to receive under the provisions of ERP.
     (b) Effective April 26, 2000, a Severance Plan Participant shall be entitled to receive a Benefit in an amount equal to the difference, expressed as a life annuity, between (i) the benefit the Participant would have received under ERP had the Participant continued to earn credit under ERP for purposes of benefit accrual with respect to the Participant’s Severance Plan Earnings and (ii) the benefit which the Participant is entitled to receive under ERP.
          Section 4.03. Payment of Benefits. (a) Benefits provided by this Article IV shall be paid to a Participant commencing when benefits under ERP commence in the same form as, and subject to the same adjustments to, the Participant’s benefits under ERP. The Benefits provided under this Article IV shall be paid in accordance with the preceding sentence to the Participant’s beneficiary in the event of the death of the Participant, whether prior to or after the commencement of benefits under ERP, if such beneficiary is entitled to benefits under the provisions of ERP.
          (b) Notwithstanding anything contained in this Section 4.03 to the contrary, (i) each Participant or beneficiary who, as of November 30, 2005, is then receiving Benefits which are equal to or less than $50.00 per month and (ii) each Participant who (A) incurs an Employment Termination Date on or prior to November 30, 2005, (B) is vested in his Benefits under the ERP as of November 30, 2005, (C) as of November 30, 2005, is not in pay status under the Plan and (D) would be eligible for Benefits provided by this Article IV in an amount, determined as of the date on which such Benefits would first become payable pursuant to Section 4.03, equal to or less than $50.00 per month if paid to the Participant as a single life annuity, shall be paid as soon as practicable, but in no event later than December 31, 2005, a lump-sum payment equal to the Actuarial Equivalent of such Benefits.
          (c) Effective as of December 1, 2005, if the lump-sum Actuarial Equivalent of a Participant’s or beneficiary’s Benefits determined using the interest rate for lump sums under the ERP is equal to or less than $10,000 as of the Participant’s Employment Termination Date or, in the case of a beneficiary, at the time the Benefit is payable to the beneficiary under the Plan, such amount will be paid to the Participant or beneficiary in a lump sum as practicable after the Participant’s Employment Termination Date, but, in the case of a Participant, in no event later than December 31 of the calendar year in which occurs the Participant’s Employment Termination Date or, if later, the date which is two and one-half months following the Participant’s Employment Termination Date.
          Section 4.04. Payment of Benefits in Event of Change of Control. In lieu of the Benefits payable under Sections 4.01 through 4.03, in the event of a Change of Control, (i) each

Participant or beneficiary who is then receiving Benefits shall be paid immediately upon such Change of Control a lump-sum payment equal to the Actuarial Equivalent of such Benefits measured as of the date of the Change of Control; (ii) each other Participant who is not a member of The McGraw-Hill Companies, Inc. Senior Executives Supplemental Death, Disability & Retirement Benefits Plan shall be paid immediately upon such Change of Control a lump-sum payment equal to the Actuarial Equivalent of the Benefits to which that Participant is entitled under Sections 4.01 and 4.02 as of the date of the Change of Control.
ARTICLE V
MISCELLANEOUS
          Section 5.01. Source of Payment of Benefits. The Benefits provided under the Plan shall be paid by the Employers from their general assets at the time and in the manner provided herein. The Benefits shall not be subject to assignment, pledge, alienation or anticipation by a Participant or his beneficiary.
          Section 5.02. Amendment and Termination. The Board of Directors of the Company or the Committee may cause the Plan to be amended at any time and from time to time, prospectively or retroactively, and the Board of Directors of the Company may terminate the Plan in its entirety at any time; provided, however, that no amendment to the Plan may be made by the Committee which materially increases benefits to Participants. Notwithstanding the foregoing provisions of this paragraph, no amendment or termination shall reduce the Benefit or rights of any Participant except with the written consent of the Participant or other person then receiving such Benefit. In addition, after a Change in Control, the definition of “Actuarial Equivalent” in Article II and the provisions of Section 4.04 may not be amended.

          Section 5.03. Administration. The Committee shall administer the Plan and shall have discretionary authority to determine eligibility, to grant or deny benefits, including the right to make factual determinations in connection therewith, the exclusive right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. The decisions of the Committee will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan. In addition, after a Change in Control, the definition of “Actuarial Equivalent” in Article II and the provisions of Section 4.04 may not be amended.
          Section 5.04. Claims Procedure. The Committee or its delegate, shall provide adequate written notice to any Participant whose claim for Benefits hereunder has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and shall afford such Participant a full and fair review of the decision denying the claim, in accordance with the requirements of the Employee Retirement Income Security Act of 1974.
          Section 5.05. Withholding. The Employer shall have the right to deduct from any payment of a Benefit any amount required to satisfy its obligation to withhold federal, state and local taxes.
          Section 5.06. Conditions of Payment of Benefit. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or his beneficiary to receive the Benefit otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts which constitute fraud, embezzlement, or dishonesty.
          Section 5.07. Effective Date. The Plan was effective as of December 1, 1989.

          Section 5.08. Section 409A. With respect to Benefits subject to Section 409A of the Code, the Plan is intended to satisfy the requirements thereof, and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code, and, notwithstanding any provision in the Plan to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Benefits are subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 5.08 shall be final, conclusive and binding on all persons.